EXHIBIT 99.1

Contact: Insignia Systems, Inc. John Gonsior, CFO (763) 392-6200

FOR IMMEDIATE RELEASE

INSIGNIA SYSTEMS, INC. ANNOUNCES 2015 FIRST QUARTER FINANCIAL RESULTS

Overview

•            Q1 2015 net sales increased 2% to $6,541,000 from $6,403,000 in Q1 2014, driven primarily by our POPS revenue.

•            Q1 2015 operating income of $161,000 compared to $167,000 in Q1 2014.

•            Q1 2015 net income of $96,000, or $0.01 per basic and diluted share, compared to net income of $115,000, or $0.01 per basic and diluted share, in Q1 2014.

•            Total cash, cash equivalents and debt security investments of $17,982,000 as of March 31, 2015, compared to $16,935,000 as of December 31, 2014.

MINNEAPOLIS, MN — April 29, 2015 — Insignia Systems, Inc. (Nasdaq: ISIG) (“Insignia” or “the Company”) today reported financial results for the first quarter (“Q1”) ended March 31, 2015, as compared to Q1 ended March 31, 2014.

Insignia’s President and CEO Glen Dall commented, “We’re pleased to announce a solid quarter to start 2015 that demonstrates year-over-year growth in both POPS and legacy products. Beta testing of our new product, The Like MachineTM, has been bolstered by the addition of two more retailers and continued strong participation from top-tier CPG brands.  Learnings from this beta test have proven valuable, and we are seeing data on both the value of ‘likes’ for a brand and the ability to influence brand purchase decisions with social engagement at the shelf.  The investments in our team and new product offerings are proving successful, while we continue to focus on growing revenues in an efficient manner.”

Mr. Dall concluded, “With competitive pressures continuing to influence our CPG customers’ marketing spend, it underscores our need to develop new and innovative products and services, such as The Like Machine. We remain focused on a vision for Insignia’s long-term growth; leveraging our core assets in order to bring additional products and services to both our CPG customers and retail partners.”

Q1 2015 Results

Q1 2015 total net sales increased 2.2% to $6,541,000 from $6,403,000 in Q1 2014, due to increases in both our POPS sales as well as sales from our legacy products.  A 1.6% increase in POPS net sales to $6,046,000 from $5,951,000 in Q1 2014 was complemented by a 9.5% increase in legacy product sales to $495,000 from $452,000 in Q1 2014.

Gross profit in Q1 2015 increased to $2,802,000, or 42.8% of total net sales, from $2,683,000, or 41.9% of total net sales, in Q1 2014. The higher gross profit was largely the result of favorable program and retailer mix as compared to the 2014 period.

Selling expenses in Q1 2015 were $1,344,000, or 20.5% of total net sales, as compared to $1,351,000, or 21.1% of total net sales, in Q1 2014.

Marketing expenses in Q1 2015 were $335,000, or 5.1% of total net sales, as compared to $235,000, or 3.7% of total net sales, in Q1 2014. The increase in the 2015 period was mainly the result of increased staffing in the 2015 period.

General and administrative expenses increased to $962,000, or 14.7% of total net sales, from $930,000, or 14.5% of total net sales, in Q1 2014. This increase was primarily the result of increased compensation-related expenses.

Operating income for Q1 2015 decreased to $161,000 from $167,000 in Q1 2014.

Income tax expense for Q1 2015 was 43.9% of pretax income, or $75,000, compared to income tax expense of 33.5% of pretax income, or $58,000, in Q1 2014. The increase in the effective tax rate during the three months ended March 31, 2015 is primarily the result of higher tax benefits from disqualifying dispositions of stock options in the 2014 period. Tax expense will vary between periods, given the Company’s policy of reassessing the annual effective rate on a quarterly basis, as well as the impact of any discrete tax items during the quarter.

As a result of the items above, net income for Q1 2015 decreased to $96,000, or $0.01 per basic and diluted share, from net income of $115,000, or $0.01 per basic and diluted share, in Q1 2014.

Insignia’s CFO John Gonsior stated, “As of March 31, 2015, our balance sheet remains strong with $18.0 million of cash, cash equivalents and debt security investments, up from cash, cash equivalents and debt security investments of $16.9 million as of December 31, 2014. As of March 31, 2015, we had $21.1 million in working capital, compared to working capital of $20.7 million as of December 31, 2014.”

Mr. Gonsior concluded, “Current POPS bookings for Q2 2015 are approximately $6.0 million, compared to $5.9 million for Q2 2014 one year ago. Our total backlog for all programs running in the next 12 months increased 4% to approximately $12.2 million, from $11.7 million at the same time one year ago.”

Share Repurchase Plan

As previously announced, Insignia’s Board of Directors approved a Stock Repurchase Plan authorizing the repurchase of up to $5.0 million of the Company’s common stock, from time to time on the open market or in privately negotiated transactions until December 3, 2015. During Q1 2015, the Company purchased approximately 31,000 shares at an average price of $3.01.

Conference Call

Insignia’s management team will host a conference call today at 4:00 pm CT / 5:00 pm ET to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period.  Interested parties may participate in the call by dialing 201-689-8029, or 877-407-8029. Please call in 10 minutes before the conference call is scheduled to begin and ask for the Insignia call.  Questions may be asked during the live call, or alternatively, you may e-mail questions in advance to investorrelations@insigniasystems.com.

The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.insigniasystems.com, click on the Investor Relations section where the conference call is posted.  Please go to the website 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the webcast of the conference call will be archived and can be accessed for approximately 90 days.  We suggest listeners use Microsoft Explorer as their browser.

About Insignia Systems, Inc.

Insignia Systems, Inc. is a developer and marketer of innovative in-store products, programs and services that help consumer goods manufacturers and retail partners drive sales at the point of purchase. Insignia provides at-shelf media solutions in approximately 13,000 retail supermarkets, 2,000 mass merchants and 8,000 dollar stores. With a client list of over 200 major consumer goods manufacturers, including General Mills, Kellogg Company, Kraft Foods, Nestlé and P&G, Insignia helps major brands deliver on their key engagement, promotion, and advertising objectives right at the point-of-purchase. For additional information, contact (888) 474-7677, or visit the Insignia website at www.insigniasystems.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

Statements in this press release or the subsequent conference call which are not statements of historical or current facts are considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The words “believes,” “expects,” “anticipates,” “seeks” and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release and conference call. Statements made in this press release (or during the conference call referred to herein) by the Company’s management team, regarding, for instance: current expectations as to future financial performance; our ability to achieve revenue growth, cost improvements and profitability; current sales trends with consumer packaged goods manufacturers; the expected addition of retailers and the ability to increase revenue; continued stability of our business relationship with News America; our ability to develop and successfully implement new products to diversify our business and to increase our retailer access for these products, are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. As such, actual results may differ materially from the results or performance expressed or implied by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including: (i) the risk that management may be unable to fully or successfully implement its business plan to achieve and maintain profitability in the future; (ii) the risk that the Company will not be able to expand core product offerings or to develop and implement new product offerings in a successful manner, including our ability to gain retailer acceptance of new product offerings; (iii) the unexpected loss of a major consumer packaged goods manufacturer relationship or retailer agreement or termination of the Company’s relationship with News America; (iv) prevailing market conditions in the in-store advertising industry, including intense competition for agreements with retailers and consumer packaged goods manufacturers and the effect of any delayed or cancelled customer programs; (v) potentially incorrect assumptions by management with respect to the financial effect of cost containment or reduction initiatives, current strategic decisions, current sales trends for fiscal year 2015; and (vi) other economic, business, market, financial, competitive and/or regulatory factors affecting the Company’s business generally, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2014 and additional risks, if any, identified in our Quarterly Reports on Form 10-Q and our Current Reports on Forms 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with the Company’s filings with the SEC. The Company assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

Insignia Systems, Inc.

STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended
	March 31,
	2015	2014

Net sales	$6,541,000	$6,403,000
Cost of sales	3,739,000	3,720,000
Gross profit	2,802,000	2,683,000
Operating expenses:
Selling	1,344,000	1,351,000
Marketing	335,000	235,000
General and administrative	962,000	930,000

Operating income	161,000	167,000
Other income, net	10,000	6,000

Income before taxes	171,000	173,000
Income tax expense	75,000	58,000

Net income	96,000	115,000

Other comprehensive income, net of tax	6,000	—

Comprehensive income	$102,000	$115,000

Net income per share:
Basic	$0.01	$0.01
Diluted	$0.01	$0.01

Shares used in calculation of net income per share:
Basic	12,210,000	12,853,000
Diluted	12,420,000	13,091,000

SELECTED BALANCE SHEET DATA

(Unaudited)

	March 31,	December 31,
	2015	2014

Cash and cash equivalents	$8,121,000	$7,237,000
Investments	9,861,000	9,698,000
Working capital	21,111,000	20,744,000
Total assets	30,449,000	30,527,000
Total liabilities	5,733,000	5,968,000
Shareholders’ equity	24,716,000	24,559,000

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